Exhibit 10.1

LIBBEY INC.

Executive Severance Compensation Policy

I.	STATEMENT

(a)	Except as otherwise defined in this Policy, capitalized terms are defined in Part II below.

(b)

Under certain circumstances it is appropriate for the Company to pay severance compensation to a salaried employee whose employment with the Company is terminated. A U.S. salaried employee who satisfies the following criteria is covered by this Executive Severance Compensation Policy (“Policy”) and is referred to as a “Covered Employee”:

1.	The employee is an exempt employee under the FLSA;

2.

The employee is not a party to a written agreement with Libbey that provides for payment of separation benefits to the employee except under certain circumstances in connection with a change in control of Libbey; and

3.	The employee’s classification level is Exempt Salary Level 99.

Any U.S. salaried employee who is not a Covered Employee is covered by the Non-Executive Severance Policy.

(c)

A Covered Employee will be entitled to severance compensation pursuant to this Policy if the Covered Employee’s employment with the Company is terminated without Cause and the Covered Employee executes and delivers to the Company a General Release.

II.	DEFINITIONS

(a)	“Board” means the Board of Directors of Libbey Inc.

(b)	“Cause” means:

1.

The Covered Employee willfully and continuously fails (other than as a result of his/her incapacity due to physical or mental illness) to substantially perform his/her duties with the Company after the Board has delivered to him/her a written demand for substantial performance that specifically identifies the manner in which the Board believes that he/she has not substantially performed his/her duties;

2.

The Covered Employee willfully and continuously fails (other than as a result of his/her incapacity due to physical or mental illness) to substantially follow and comply with the specific and lawful directives of the Board, after the Board has delivered to him/her a written demand for substantial performance that specifically identifies the manner in which the Board believes that he/she has not substantially followed or complied with the directives of the Board;

3.	The Covered Employee commits an act of fraud or dishonesty that causes harm to the Company;

LIBBEY INC.

Executive Severance Compensation Policy

4.	The Covered Employee fails to comply with a material Company policy or code of conduct;

5.	The Covered Employee materially breaches any material obligation under any written agreement between him/her and the Company;

6.	The Covered Employee engages in illegal conduct or gross misconduct that causes harm to the Company; or

7.

The Covered Employee has been convicted of a misdemeanor or felony that (A) is directly related to the position that the Covered Employee occupies with the Company or (B) indicates that the Covered Employee is unsuitable for the position that he or she occupies with the Company.

(c)	“Company” means Libbey Inc. or any of its direct or indirect wholly-owned subsidiaries.

(d)	“Compensation Committee” means the Compensation Committee of the Board.

(e)	“Covered Employee” means any salaried employee who is covered by this Policy, as set forth in Part I.A above.

(f)	“Date of Termination” means the date on which the Covered Employee incurs a Separation from Service.

(g)	“FLSA” means the United States Fair Labor Standards Act, as in effect from time to time.

(h)

“General Release” means a general release of liability in substantially the form of attached Appendix A. The General Release will include covenants against non-disparagement and solicitation of employees and, if required by the Compensation Committee, a covenant not to compete with the Company, and will provide that, in the event of a breach by the Covered Employee of his or her obligations under the General Release, the Company will be entitled to exercise all remedies available to it at law or in equity, including seeking injunctive relief and monetary damages.

(i)	“Non-Executive Severance Policy” means the Severance Compensation Policy – Non-Executives of the Company.

(j)

Nonqualified Deferred Compensation” has the meaning set forth in §409A. Generally speaking, Nonqualified Deferred Compensation means compensation that is earned in one year but is paid in a subsequent year.

(k)

“Notice of Termination” means written notice that indicates that the Covered Employee’s employment with the Company is being terminated. If termination is by the Company with Cause, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Covered Employee’s employment.

LIBBEY INC.

Executive Severance Compensation Policy

(l)	“§409A” means Section 409A of the Internal Revenue Code of 1986, as the same may be amended from time to time.

(m)

“Separation from Service” has the meaning given it in §409A. Generally speaking, separation from service occurs when the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer, if the employee has been providing services to the employer for less than 36 months).

(n)	“Severance Period” means (a) with respect to the Chief Executive Officer of the Company, 104 weeks, and (b) with respect to each other Covered Employee, 52 weeks.

(o)	“Specified Employee” means a Covered Employee who is any of the following:

1.	An officer with annual compensation greater than $160,000 (as indexed for inflation in 2010);

2.	A five percent owner of the Company; or

3.	A one percent owner of the Company with annual compensation greater than $160,000 (as indexed for inflation in 2010).

Whether a Covered Employee is an “officer” will be determined by the Company in accordance with Section 409A. The term "officer" is not limited to corporate officers, but includes any employee who has significant administrative or policy-making responsibility. The determination is based on all the facts, including:

●	The source of the employee's authority;
●	The term for which the employee was elected or appointed; and
●	The nature and extent of the employee's duties.

An employee who merely has the title of an officer but not the authority is not considered an officer. Similarly, an employee who does not have an officer title but does have the authority of an officer is considered an officer regardless of title. Therefore, vice presidents, and even directors or managers, who are normally not considered officers for corporate purposes may be considered officers under Section 409A.

III.	AMOUNT OF SEVERANCE PAYABLE; LIMITATIONS ON PAYMENT

(a)	If a Covered Employee is entitled to severance compensation pursuant to Part I above, the Company will pay or provide to the Covered Employee the following benefits:

LIBBEY INC.

Executive Severance Compensation Policy

1.	Base salary through the Date of Termination;

2.	Reimbursement of any expenses properly incurred prior to the Date of Termination in accordance with the Company’s policy on business expense reimbursement;

3.

Any amount or benefit to which the Covered Employee is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefit plan or other benefit plan or employment policy maintained by the Company in accordance with the terms of such plan;

4.

With respect to the Covered Employee's annual incentive compensation opportunity during the year in which the Date of Termination occurs, payment, between January 1 and March 15 of the year following the year in which the Date of Termination occurs, of a prorated amount, based on actual performance for the year;

5.	Continuation of base salary, in accordance with the Company’s normal pay practices, during the Severance Period;

Note: The Severance Period will not be counted as additional years of service for purposes of the Company’s other employee benefit plans.

6.

Payment, in a lump sum on the first payroll date after the Date of Termination occurs, of an amount equal to (a) in the case of the Chief Executive Officer of the Company, two (2) times his or her target annual incentive, and (b) in the case of any other Covered Employee, one (1) times the Covered Employee’s target annual incentive;

7.

Until the last day of the calendar month in which the Severance Period expires, continuation of the Covered Employee’s medical, prescription drug and dental benefits, provided that the Covered Employee pays the active-employee contributions for these benefits. Contributions will be paid through deduction from the Covered Employee’s salary continuation payments;

8.	For the duration of the Severance Period, executive outplacement services at a cost to the Company not to exceed $10,000 per year.

(b)

If the Covered Employee is a Specified Employee, any severance that constitutes Nonqualified Deferred Compensation will not be payable to the Covered Employee until the first to occur of (1) the first day of the seventh month after the Covered Employee’s Separation from Service or (2) the Covered Employee’s death, unless and to the extent that the Company, in its sole discretion, determines that §409A provides a valid exception to the 6-month delay rule contained in §409A, including the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) and the exception for certain separation pay plans set forth in Treasury Regulation §1.409A-1(b)(9)(iii), which shall be applied to all installments commencing with the first installment that does not qualify as a short-term deferral until the limitation on separation pay plans is reached. In connection with the Company’s determination as set forth in the preceding sentence, the Covered Employee may furnish the Company with a tax opinion or other evidence that an exception to the 6-month delay applies, but the Company shall not be bound by any such opinion or evidence.

LIBBEY INC.

Executive Severance Compensation Policy

(c)	Severance benefits may be withheld or reduced if and to the extent that, as of the Covered Employee’s Separation from Service:

1.	the Covered Employee is indebted to the Company for any loan or cash advance that is unpaid and satisfactory arrangements are not made with regard to the obligations;

2.

the Covered Employee has participated in the Company’s Educational Assistance Policy, has not satisfied the minimum service requirements specified in that Policy and has not made satisfactory arrangements to repay the cost expended by the Company on the Covered Employee’s behalf pursuant to the Policy;

3.

the Covered Employee has charged personal expenses to a Company credit card and either (a) has not paid to the Company or the credit card company the amount of such personal expenses or (b) has paid the amount of the personal expenses to the credit card company but has submitted for and received reimbursement from the Company for such personal expenses;

4.	the Covered Employee has incurred late charges on a Company credit card account and has received reimbursement from the Company for such late charges; or

5.	the Covered Employee is in a position in which he or she handles Company cash and an audit of the accounts that the Covered Employee is responsible for handling discloses a discrepancy.

IV.	EXCEPTIONS

(a)

Exceptions to this Severance Policy may be made only with the approval of the Chief Executive Officer, unless the Covered Employee in question is the Chief Executive Officer, in which case the approval of the Compensation Committee will be required.

V.	RIGHT TO TERMINATE OR AMEND SEVERANCE POLICY

(a)

The Company shall have the right, in its sole discretion, to suspend, terminate, amend, amend and restate, or otherwise modify this Severance Policy at any time and from time to time upon at least 90 days’ prior written notice.

Appendix A

GENERAL RELEASE AND WAIVER OF CLAIMS

The undersigned, _______________________, resident of the State of _____________ (“Releasor”), in accordance with and pursuant to the terms of the Executive Severance Compensation Policy dated as of May 11, 2015 (the “Policy”) of Libbey Inc., a Delaware corporation (the “Company”), and in consideration of the separation benefits provided pursuant to the Policy, except as set forth herein, hereby:

(a)     agrees that all Confidential Information of the Company or any of the Affiliates shall be treated by Releasor as confidential, and Releasor shall not, without the consent of the Company, disclose such Confidential Information to any third party or use such Confidential Information for Releasor’s personal benefit for as long as the Confidential Information is not generally available to the public. For purposes of this Agreement, “Confidential Information” means information disclosed to Releasor, or known to Releasor, fully as a consequence of or through Releasor’s employment by the Company or any Affiliate, including without limitation, information concerning customers, suppliers, employees, business methods, business plans, business strategy, technology, research, manufacturing methods, manufacturing operations, business operations, sales, costs, prices, profits and procedures of the Company or any Affiliate. As soon as possible after the Company’s written request, Releasor will return to the Company all written or electronic Confidential Information that has been provided to the Releasor, and the Releasor will destroy or return (at the Company’s option) all copies of any analyses, compilations, studies or other documents prepared by the Releasor or for the Releasor’s use containing or reflecting any Confidential Information. Within ten (10) business days of Releasor’s receipt of such request from the Company, Releasor shall deliver to the Company a notarized document certifying that such Confidential Information has been returned or destroyed in accordance with this provision.

(b)     agrees to disclose promptly in writing to the Company any and all information, discoveries, improvements and inventions that may have been or be made by Releasor as a result of or in conjunction with Releasor’s employment with the Company. Releasor further agrees to assign all such information, discoveries, improvements and inventions to the Company and at the request and expense of the Company to execute all patent applications and patents to the Company. If the Company is not interested in obtaining title to any particular invention, discovery or improvement and so advises Releasor in writing, then Releasor may consider the same to be Releasor’s personal property subject to the right of the Company and any Affiliate to make, use, employ and practice it for its or their own uses and purposes;

(c)     agrees that he or she shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, but not limited to, the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any Affiliate or any of the respective managements of either. To the extent inquiries regarding Releasor’s employment are directed to the Company’s Corporate Human Resources Manager, prospective employers will be provided the dates of Releasor’s employment and position with the Company. If Releasor directs a request for reference to a source other than the Company’s Corporate Human Resources Manager, the Company is not responsible for the results of that request;

(d)     agrees that, for a period of twelve (12) months commencing on the date of on which Releasor’s employment with the Company or its Affiliates was terminated (the “Date of Termination”), Releasor shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service that is competitive with any product, business, activity or service of the type sold or provided by the Company;

(e)     agrees that, unless the Company otherwise agrees in writing, for a period of twelve (12) months commencing on the Date of Termination, the Releasor shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business that sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware and metal flatware to the foodservice industry other than as a shareholder or beneficial owner owning five percent (5%) or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking and Oneida and any affiliate thereof; Arc International and its affiliate Cardinal International, Inc.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce;

(f)     agrees that, for a period of twelve (12) months following the Date of Termination, Releasor shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Releasor became aware as a result of Releasor’s employment with the Company;

(g)     acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Releasor covenants and agrees that, for period of twelve (12) months commencing on the Date of Termination, Releasor shall not, either for Releasor’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any officer or employee of the Company to leave his or her employment with the Company or to offer employment to any person who on or during the six (6) month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 15 shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise independently initiates contact for the purpose of seeking employment; and

(h)     remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor’s legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue, the Company and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;

(i)

arising from Releasor’s employment, compensation, commissions, insurance, stock ownership, stock options, employee benefits and other terms and conditions of employment or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

(ii)

relating to the termination of Releasor’s employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise;

(iii)	relating to payment of any attorneys’ fees incurred by Releasor; and

(iv)

based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws.

Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor’s rights and Claims against the Company arising out of, or related to, the obligations of the Company pursuant to the Policy, Claims for Releasor’s vested benefits under any pension plan, retirement plan and savings plan, rights under any equity participation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state law.

Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.

Nothing in this General Release will foreclose Releasor’s right to consult or cooperate with any governmental agency.

Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney’s fees incurred in defending or otherwise responding to such suit or Claims.

Releasor further agrees that the Company and its Affiliates shall be entitled, in the event of any breach by Releasor of Releasor’s obligations under this General Release and Waiver of Claims, to exercise such remedies as the Company and its Affiliates may have at law or in equity, including without limitation the right to seek injunctive relief and monetary damages.

Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor intends to be legally bound by the same.

Releasor acknowledges that Releasor has been given the opportunity to consider this Release for twenty-one (21) days and has been encouraged and given the opportunity to consult with legal counsel of Releasor’s choosing before signing it. Releasor understands that Releasor shall have seven (7) days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor’s signature and agreement to be bound hereby by providing written notice of revocation to the Company within such seven (7) day period. Releasor further understands and acknowledges this Release shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).

IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.

Dated: _______, 20___.

RELEASOR:

Name: